UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Avis Budget Group, Inc.
(Name of Registrant as Specified In Its Charter)

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March 30, 2021

Dear Fellow Shareholder:

This past year proved to be the most challenging in our Company’s history as we navigated through the impacts of the COVID-19 pandemic. While 2020 started out very strong, we had to react quickly and decisively to respond to the impacts to our business from the pandemic by taking measures to align our costs with demand. At the same time, we prioritized the health and safety of our customers and employees through enhanced protocols at our locations and in our vehicles.

We are extremely proud of the efforts of all of our employees, which have enabled us to emerge as a stronger and more agile company. Despite the challenges we faced in 2020, we continued our work in the area of corporate social responsibility, including enhancements to our sustainability practices, diversity and inclusion initiatives and reporting. More information can be found in the Environmental, Social and Governance (“ESG”) section of our website, including our latest Corporate Social Responsibility Report.

It is our pleasure to invite you to attend the 2021 Annual Meeting of Shareholders of Avis Budget Group, Inc., which will be held virtually on May 26, 2021, at 9:00 a.m. Eastern Time. As part of our COVID-19 precautions, and to prioritize the health and well-being of our shareholders, employees and community, this year’s Annual Meeting will be held exclusively online.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our Company of which you should be aware when you vote your shares.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our Company.

Sincerely,

Bernardo Hees

Executive Chairman of the Board

Joseph A. Ferraro

President and Chief Executive Officer

Notice of 2021 Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Avis Budget Group, Inc. (the “Company”) will be held online on Wednesday, May 26, at 9:00 a.m. Eastern Time, to consider and vote upon the following matters:

1.	To elect as directors the six nominees named in the accompanying proxy statement for a one-year term expiring in 2022 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2021.

3.	To provide advisory approval of the compensation of our named executive officers.

4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

This year’s Meeting will be held virtually due to the ongoing public health concerns resulting from the COVID-19 pandemic and to support the health and well-being of our employees, shareholders and community. You will be not be able to attend the Meeting physically in person. We have designed the format of the Meeting to provide shareholders the same ability to participate that they would have at an in-person meeting. Shareholders will be able to listen to the webcast live, submit questions and vote during the online Meeting. You can attend the Meeting by accessing www.meetingcenter.io/250990059 and entering the 15-digit control number found on the proxy card or notice and the meeting password, CAR2021.

The Board of Directors has fixed the close of business on March 29, 2021 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, for at least ten days prior to the Meeting by e-mailing chairman@avisbudget.com.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 26, 2021
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2020 Annual Report on Form 10-K
are available at
www.edocumentview.com/CAR

By Order of the Board of Directors

Jean M. Sera

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

Dated: March 30, 2021

Proxy Statement

2021 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation.” This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•	Date and Time	May 26, 2021 at 9:00 a.m. Eastern Time
•	Record Date	March 29, 2021
•	Format	Virtual

Voting Matters and Voting Recommendations

Voting Matters	Proposal No.	Our Board’s Voting Recommendation
Election of Directors (page 8)	1	FOR ALL NOMINEES
Ratification of Appointment of Auditors (pages 47-48)	2	FOR
Advisory Approval of the Compensation of our Named Executive Officers (page 49)	3	FOR

Corporate Governance Highlights

•	5 of 6 (83%) of our directors are diverse by gender, ethnicity or race

•	Our Executive Chairman is the only management director

•	All members of Compensation, Corporate Governance and Audit Committees are independent

•	Annual election of all directors

•	Majority voting (of votes cast) with a director resignation policy for directors in uncontested elections

•	Robust executive and director stock ownership guidelines

•	Each director nominee attended at least 75% of Board and Committee meetings held in 2020 during such director’s period of service

•	Policy requiring annual performance evaluation of the Board

Company Performance

Positive momentum from fourth quarter 2019 continued into January and February of 2020; however, reservations and revenue began to be negatively affected in March 2020 as travel restrictions were broadly implemented in response to the COVID-19 global pandemic. In response, we took numerous steps to protect our employees and customers, and proactively manage declining reservations and revenue by reducing fleet, matching staffing levels to demand, reducing operational costs, pausing capital spending, and reducing executive compensation. As a result of COVID-19, our 2020 revenue was approximately $5.4 billion, 41% lower compared to 2019; however, total expenses for 2020 were lower compared to 2019 by more than $2.5 billion due in part to our cost reduction efforts. Our closing stock price on December 31, 2020 of $37.30 reflected an increase of 15.7% compared to our closing stock price on December 31, 2019 as we effectively managed through the pandemic.

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CEO Transition and Leadership Changes

In 2020, we successfully transitioned to a new President and Chief Executive Officer. Joseph Ferraro became President and Chief Executive Officer (“CEO”) on an interim basis on January 1, 2020 and became the Company’s permanent CEO in June 2020. Mr. Ferraro was previously President of the Company’s Americas region and has had a distinguished career with the Company spanning four decades within the Company’s operations. With Mr. Ferraro’s appointment to CEO, Izzy Martins, previously the Company’s CFO for the Americas region, assumed many of Mr. Ferraro’s prior responsibilities and was appointed Executive Vice President, Americas, also initially on an interim basis.

There were also changes within our Board of Directors. Following the completion of the 2020 Annual Meeting when the size of the Board was reduced from eleven to seven members, Bernardo Hees was appointed as Executive Chairman at the time of Mr. Ferraro’s appointment to CEO. In August, Brian Choi, who had been a Board member since 2016 and a partner with SRS Investment Management, LLC (“SRS”), stepped down from the Board and resigned from SRS, and became the Company’s Chief Financial Officer, and the size of the Board was further reduced to six members. In addition to deep financial expertise, Mr. Choi has broad experience with our Company.

Compensation for our Named Executive Officers

Pay Programs for 2020

Compensation paid to our Named Executive Officers (“NEOs”) for 2020 was substantially less than compensation paid for 2019, primarily as a result of the COVID-19 pandemic as well as the CEO transition and leadership changes described above.

Base Salary	After approval in early 2020 of select initial increases to base salaries, such increases were revoked in April and a further 10% decrease applied through October.
Annual Incentive Program	Based on the decline in 2020 revenue, no payments were made under the Annual Incentive Program.
Long-Term Incentive Program

With limited exceptions:

•  No performance-based restricted stock unit (“PSU”) awards granted to NEOs have vested since 2017; accordingly, PSU awards granted in 2015, 2016, 2017 and 2018 have been forfeited without payout.

•  Given the revenue declines experienced in 2020, the PSU awards granted in 2019 and 2020 are unlikely to vest.

As part of the steps we took to reduce executive compensation, we also suspended matching contributions under our deferred compensation and 401(k) plans for executives from April through November 2020. No other COVID-related adjustments were made to the Company’s compensation programs other than the suspension of these matching contributions and the reductions to base salaries described above.

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Consistent with prior years, more than 50% of CEO pay opportunity, at target, was performance-based, excluding amounts contained in the Summary Compensation Table under “All Other Compensation.” Aggregate CEO pay was substantially lower for 2020 compared to 2019, as illustrated below.

CEO Compensation*

(in millions)

Including Severance	Excluding Severance

*	As disclosed in the Summary Compensation Table contained herein for our current CEO’s 2020 compensation and contained in the Company’s definitive Proxy Statement under Regulation 14A, filed with the Securities and Exchange Commission on March 27, 2020 for our former Chief Executive Officer’s 2019 compensation.
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About the Annual Meeting

Why am I receiving proxy materials?

The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2021 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”), to be held virtually on May 26, 2021 at 9:00 a.m. Eastern Time, for the purposes set forth in this Proxy Statement.

On or about April 5, 2021, the Company will first mail to certain shareholders of record the Notice of Internet Availability of Proxy materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other shareholders this Proxy Statement and the accompanying proxy card.

When and where will the Meeting be held?

The Meeting is scheduled to be held in a virtual-only format at 9:00 a.m. Eastern Time, on May 26, 2021.

How can I attend the Meeting?

Shareholders at the close of business on March 29, 2021 (the “Record Date”) are entitled to virtually attend the Meeting.

Registered Shareholders: If you were a holder of record of the Company’s common stock as of the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the Meeting by accessing www.meetingcenter.io/250990059 and entering the 15-digit control number found on the proxy card or notice and the meeting password, CAR2021, and you may also vote your shares during the Meeting by following the online instructions.

Beneficial Owners: If you hold your shares through an intermediary, such as a bank, broker or other agent, you must register in advance to attend the Meeting. To register, you must obtain and submit a legal proxy from the holder of record, reflecting the number of shares of the Company’s common stock you held as of the Record Date, along with your name and e-mail address, to Computershare. You must send an e-mail from your broker, bank or other agent, or an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on Friday, May 21, 2021. You will receive a confirmation e-mail directly from Computershare of your registration.

Those without a control number or legal proxy may attend the Meeting as a guest but will not have the option to vote or ask questions at the Meeting. We encourage you to access the Meeting prior to the start time and allow sufficient time to log into the Meeting.

What items will I be voting on and what are the Board’s voting recommendations?

Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 8)	FOR ALL NOMINEES
No. 2: Ratification of Appointment of Auditors (see pages 47-48)	FOR
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 49)	FOR

Could other matters be decided at the Meeting?

The Board is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on the Record Date.

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How many votes can be cast by all shareholders?

69,858,812 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 23,286,271 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement		Impact of Abstentions
No. 1: Election of Directors	•	Uncontested Election (applies to the Meeting): Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)	Will have no effect on the outcome

	•	Contested Election: Directors are elected by a plurality of shares present, in person or by proxy, and entitled to vote
No. 2: Ratification of Appointment of Auditors		Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers		Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal

Under the Company’s Amended and Restated By-laws (the “By-laws”), each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.

If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the remaining nominees. If any substitute nominees are designated prior to the Meeting, the Company will file an amended proxy statement, that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee as required by the rules of the Securities and Exchange Commission (the “SEC”). Alternatively, the Board may reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and the By-laws, subject to the terms of the Third Amended and Restated Cooperation Agreement (as amended through the date hereof, the “Cooperation Agreement”), dated as of February 23, 2020, between the Company and SRS and certain of its affiliates.

Pursuant to the By-laws, written notice by shareholders of qualifying nominations for election to the Board must have been received by our Secretary by February 6, 2021.

What is a broker non-vote?

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1 (Election of Directors), or 3 (Advisory Approval of Named Executive Officer Compensation), but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2 (Ratification of Appointment of Auditors). As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1 or 3.

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Why did certain shareholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

We are sending to virtually all of our shareholders a Notice containing instructions on how to access this Proxy Statement online, as permitted by SEC rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such notice.

How do I vote?

You should submit your proxy card or voting instruction form as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card for registered stockholders (that is, if you hold your stock directly in your name through our transfer agent), or a vote instruction form for beneficial owners (if your shares are held in “street name,” such as in a stock brokerage account or through a bank or other nominee). Whether you are a registered stockholder or hold any of your shares in “street name,” you may vote in the following ways:

By Phone	By Mail
If you received or requested printed copies of the proxy materials by mail, vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts	If you received or requested printed copies of the proxy materials by mail, vote by marking, signing and dating the proxy card/voting instruction form and returning it promptly in the envelope provided
By Internet Before the Meeting	By Internet During the Meeting
Follow the instructions included on the proxy card/voting instruction form or Notice of Internet Availability	Vote during the virtual Meeting while the polls remain open by following the online instructions

The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares—please follow the instructions shown on your proxy card/voting instruction form or Notice of Internet Availability. If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important.

Certain of our shareholders hold their shares in more than one account and may receive separate proxy cards/voting instruction forms or Notices of Internet Availability for each of those accounts. To ensure that all of your shares are represented at the Meeting, we recommend that you follow the instructions included on each proxy card/voting instruction form or Notice of Internet Availability you receive.

Can I change my vote?

Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:

•	vote again (including by phone or Internet by the applicable deadline); or

•	complete, sign, date and return a new proxy card or voting instruction form with a later date; or

•	give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or

•	vote during the virtual Meeting while the polls remain open.

If your shares are held in “street name” (i.e., the shares are held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions. You also may vote during the virtual Meeting if you obtain a legal proxy from your bank, broker or other nominee.

Only the latest validly executed proxy that you submit will be counted.

What if I do not vote with respect to some of the proposals?

Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or voting instruction form) that do not contain voting instructions (or if you vote by telephone or electronically via the Internet without indicating how you want to vote) will be voted in accordance with the recommendations of the Board, including:

•	“FOR ALL” of the nominees recommended by the Board (Proposal No. 1);

•	“FOR” the ratification of the appointment of auditors (Proposal No. 2); and

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).
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How do participants in savings plans vote?

If you hold shares of Common Stock in the “Avis Budget Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon Eastern Time on May 19, 2021, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon Eastern Time on May 19, 2021. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

How do I vote my shares that were purchased under the former Avis Budget Group, Inc. Employee Stock Purchase Plan (“ESPP”)?

If you hold shares of Common Stock that were purchased through the Company’s former ESPP, which was terminated effective December 1, 2020, you will receive a proxy card or notice that covers shares of Common Stock held for you in your Computershare account. You may vote your shares of Common Stock via the Internet, by telephone or mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by noon Eastern Time, on May 19, 2021, Computershare will vote the shares as you have directed. If voting instructions are not received in time, Computershare will not vote your shares for any proposal.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.

How can I access the Company’s proxy materials and annual report electronically?

This Proxy Statement and the Company’s 2020 Annual Report may be viewed online at www.edocumentview.com/CAR. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by enrolling at www.envisionreports.com/CAR. If you choose this option, you will receive a proxy form in April 2022 listing the website locations where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How does a shareholder nominate someone to be a director?

Director nominations may be made by a shareholder so long as the qualifying shareholder follows the procedures outlined in the By-laws. Pursuant to the By-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2022 annual meeting, the Company must receive this notice on or before February 25, 2022. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the By-laws.

A copy of the full text of the provision of the By-laws describing the procedure for shareholder nominations may be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

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Proposals to Be Voted on at Meeting
Proposal No. 1

Election of Directors

The Board of Directors (the “Board”) has nominated Bernardo Hees, Jagdeep Pahwa, Lynn Krominga, Glenn Lurie, Karthik Sarma and Carl Sparks to be elected at the 2021 Annual Meeting of Shareholders (the “Meeting”) to serve as directors for a one-year term ending at the 2022 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The nominations of Mr. Pahwa and Mr. Sarma are in accordance with the terms of the Cooperation Agreement.

Biographical Information for Nominees

The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Meeting.

BERNARDO HEES

Executive Chairman of the Board

Mr. Hees, age 51, has been a director since February 2020. Previously, Mr. Hees served as Chief Executive Officer of The Kraft Heinz Company from 2015 to June 2019. He served as Chief Executive Officer of H.J. Heinz Holding Corporation from 2013 until its merger with Kraft Foods Group in 2015. From 2010 to 2013, Mr. Hees served as Chief Executive Officer of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, and Burger King Worldwide, Inc. from 2012 to 2013. From 2005 to 2010, he was Chief Executive Officer of América Latina Logística, a Brazilian logistics company. Mr. Hees was also a partner at 3G Capital, a global investment firm, from 2010 to 2019. Mr. Hees is also a director of Bunge Limited, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	Public company board experience

•	International experience

•	Diverse personal background

JAGDEEP PAHWA

Vice Chairman of the Board

Mr. Pahwa, age 47, has been a director since April 2018. Mr. Pahwa has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York.

Specific Qualifications, Attributes, Skills and Experience:

•	Financial and investment expertise

•	Advisory experience in business strategy and growth

•	Broad international experience and understanding of the technology sector

•	Diverse personal background
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LYNN KROMINGA

Board Committees: Audit, Compensation, Corporate Governance (Chair)

Ms. Krominga, age 70, has been a director since October 2006. Ms. Krominga is an attorney, management consultant and former senior executive of global businesses. Ms. Krominga has served on the boards of directors of public, private and not-for-profit companies, as well as advisory boards of start-up and early stage technology and personal care businesses in the U.S. and abroad. Since 1999, she has been a consultant to private equity, venture capital, hedge funds and angel investors, in which capacity she served in a number of operating and board roles, including Chief Executive Officer of Fashion Wire Daily, Inc.; director and audit committee member of AHAVA Dead Sea Laboratories, Ltd. (a global cosmeceuticals business); advisor to London-based Apax Partners for acquisitions in Israel and the United States; director of StructuredWeb, Inc; board of advisors of Makeover Studios, Inc.; General Manager-North America of Electric Fuel, Inc. (an early stage fuel cell-based technology business); and Internet Consultant for private websites in the U.S. and Europe. From 2007 until January 2013, Ms. Krominga served as a director of publicly traded Sunrise Senior Living, Inc., one of the world’s largest assisted living companies, with operations in the U.S., Canada, the U.K. and Germany. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living and as Lead Director thereafter until January 2013 (when the company was sold). She also served as Chairman of the Compensation Committee (2008-2011), and as a member of the Audit, Compensation and Governance Committees from 2007-2013. Ms. Krominga is the former President of the Revlon and Coleman Worldwide Licensing Divisions, and previously served as General Counsel and International Counsel for Revlon’s global operations. Prior to joining Revlon, she was Senior Counsel at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.

Specific Qualifications, Attributes, Skills and Experience:

•	Significant legal, governance, licensing, technology and regulatory expertise

•	International experience

•	Executive management experience and financial expertise

•	Diverse personal background

GLENN LURIE

Board Committees: Audit, Compensation

Mr. Lurie, age 55, has been a director since May 2018. Mr. Lurie was the President and Chief Executive Officer of Synchronoss Technologies, Inc. from 2017 to 2020. Prior to joining Synchronoss, Mr. Lurie was employed by AT&T for 27 years and was President and Chief Executive Officer of AT&T Mobility and Consumer Operations when he retired in September of 2017. Mr. Lurie helped usher in the smartphone era by leading negotiations for AT&T with Apple for the first iPhone and then for the first iPad. He built three groundbreaking businesses at AT&T: IoT (Internet of Things) business – bringing wireless connectivity to tablets, cars, connected cities and consumer electronics; Digital Life – AT&T’s home automation and security business; and the launch of Aio Wireless – now Cricket Wireless, the company’s industry-leading prepaid flanker brand. At AT&T, Mr. Lurie served in a variety of leadership roles, including as President and Chief Executive Officer of Mobility and Consumer Operations from 2016 to 2017, President and Chief Executive Officer of AT&T Mobility from 2014 to 2016, President of Emerging Enterprises and Partnerships Organization from 2011 to 2014 and President of Emerging Devices Organization (now IoT Organization) from 2008 to 2011. Mr. Lurie previously served as a director of Synchronoss, which files reports pursuant to the Exchange Act. Mr. Lurie also serves as a director of Pivotal Commware, Inc., which develops communications platforms, systems and applications.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	Technology, operations, strategy, and business development experience

•	Public company board experience
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KARTHIK SARMA

Board Committees: Compensation (Chair), Corporate Governance

Mr. Sarma, age 46, has been a director since May 2020. Mr. Sarma is the Managing Partner at SRS, which he founded in 2006. Prior to founding SRS, Mr. Sarma was a Managing Director at Tiger Global Management, LLC, which he joined within a few months of its launch in 2001. Prior to joining Tiger Global, Mr. Sarma worked as a consultant at McKinsey & Company in its New York office.

Specific Qualifications, Attributes, Skills and Experience:

•	Experience in the technology sector

•	Financial and investment expertise

•	Experience providing strategic and operational advice

•	Diverse personal background

CARL SPARKS

Board Committees: Audit (Chair), Corporate Governance

Mr. Sparks, age 53, has been a director since April 2018. Since October 2020, Mr. Sparks has been a General Partner at Interlock, a venture capital firm investing in technology start-ups. Mr. Sparks was the Chief Executive Officer and a director of Academic Partnerships, an online service provider for higher education, from 2016 to 2017. From 2011 to 2014, Mr. Sparks was the Chief Executive Officer of Travelocity Global. Mr. Sparks was also employed by Gilt Groupe, serving as its Chief Marketing Officer in 2009 and its President from 2010 to 2011. Prior to joining Gilt Groupe, Mr. Sparks served in a variety of leadership roles at Expedia Inc. from 2004 to 2009, including as Senior Vice President, Marketing and Retail Operations at Hotels.com from 2004 to 2006, Chief Marketing Officer at Expedia.com from 2006 to 2007, and General Manager at Hotels.com USA, Latin America & Canada from 2008 to 2009. Earlier, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., and also served in senior marketing and strategy roles at Guinness &  Co., PepsiCo Inc., and The Boston Consulting Group. Mr. Sparks previously served on the board of Vonage Holdings Corp., which files reports pursuant to the Exchange Act. Mr. Sparks previously served on the board of Dunkin’ Brands Group, Inc. Mr. Sparks is also currently serving as a director of ActionIQ, Inc., an enterprise software company; Blue Nile, an online jewelry retailer; and Lucid, LLC, a market research company.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer and Chief Marketing Officer experience

•	Technology, operations, strategy, marketing and business development experience

•	Public company board experience

•	Diverse personal background

Director Nomination Process

For additional information regarding the director nomination process, please see the section titled “Director Nomination Procedures” on page 14 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

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Corporate Governance

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews, among other things, commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which are consistent with NASDAQ listing standards and can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years.

Independent Nominees

After evaluating the factors described above, the Board of Directors has affirmatively determined that each of the following director nominees is independent in accordance with NASDAQ rules and our own director independence criteria.

Lynn Krominga	Karthik Sarma
Glenn Lurie	Carl Sparks

The Board has determined that Mr. Hees is not independent because of his status as Executive Chairman of the Board and that Mr. Pahwa is not independent because his brother-in-law is a partner at Deloitte India, which is affiliated with Deloitte & Touche, LLP, our independent auditor. All of the directors currently serving on our Corporate Governance Committee, Compensation Committee, and Audit Committee are independent based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

Our current Board leadership structure consists of:

•	Executive Chairman of the Board: Bernardo Hees;

•	Vice Chairman of the Board: Jagdeep Pahwa; and

•	Fully independent Compensation, Corporate Governance and Audit Committees.

The Board of Directors is responsible for establishing and maintaining the most effective leadership structure for the Company. The Board regularly reviews its leadership structure to determine the most appropriate arrangement. The Board, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its shareholders at this time.

The roles of Chief Executive Officer and Chairman were separated in 2015. In connection with the appointment of Mr. Ferraro as President and Chief Executive Officer, on a non-interim basis, Mr. Hees was named Executive Chairman of the Board, effective July 1, 2020, after having joined the Board as independent Board Chair in February 2020. Under the Company’s by-laws, the Board may elect one or more Vice Chairmen to preside at Board and stockholder meetings, in the absence of the Chairman of the Board, and to perform such other duties as may be delegated by the Board. The Board believes that Board leadership is enhanced by the appointment of a Vice Chairman, and appointed Mr. Pahwa as Vice Chairman in 2020.

To maintain flexibility in carrying out its responsibility with respect to leadership structure, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, or if separated, that the Chairman be independent. Under the Company’s corporate governance guidelines, if the Chairman of the Board is not an independent director, the Board may, but is not required to, designate an independent lead director. The Board believes it is in the best interest of our Company to make these determinations based on the position and direction of our Company and the constitution of the Board and management team from time to time.

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Risk Management and Risk Assessment

Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role
Audit Committee	•	Assists in the Board’s oversight of the Company’s:
► major financial risk exposures and the steps management has undertaken to control such risks;

► risks associated with information technology and cybersecurity, and the Audit Committee receives regular quarterly reports on these matters from the Company’s Chief Information Officer; and

► compliance with legal and regulatory requirements.
Compensation Committee	•	Oversees risks associated with our compensation policies and practices with respect to executive compensation.
Corporate Governance Committee	•	Oversees risks associated with corporate governance, including ESG risks.
Full Board	•	Receives reports from the Committees at every regular Board meeting.

	•	Considers specific risk topics.

	•	Receives regular reports from members of senior management that include discussion of the risks and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

Management annually reviews the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviews the Company’s incentive compensation programs applicable to all employees with the Compensation Committee and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs are considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there have been no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Shareholders and other interested parties may send communications directly to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In addition, all parties interested in communicating directly with the Chairman of the Board or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Chairman of the Board, c/o the Corporate Secretary or via e-mail at chairman@avisbudget.com. The Chairman is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

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Board of Directors Meetings

The Board of Directors held nine meetings during 2020. In 2020, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served during such director’s period of service. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of shareholders, and while there is no formal policy regarding attendance at annual meetings, we encourage at least one representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2020 Annual Meeting of Shareholders was attended by all six of our director nominees.

Committees of the Board of Directors

The standing committees of the Board include the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Name	Audit	Compensation	Corporate Governance
Bernardo Hees
Lynn Krominga	✓	✓	Chair
Glenn Lurie	✓	✓
Jagdeep Pahwa
Karthik Sarma		Chair	✓
Carl Sparks	Chair		✓
Committee Meetings Held in 2020	7	5	3

The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Audit Committee

The Audit Committee assists in the Board’s oversight of:

•	the integrity of the Company’s consolidated financial statements;

•	the Company’s independent auditors’ qualifications and independence;

•	the performance of the Company’s independent auditors and the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting; and

•	the Company’s major financial risk exposures and the steps management has undertaken to control such risks.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement.

Compensation Committee

The primary responsibilities of the Compensation Committee include to:

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determine and approve the Chief Executive Officer’s compensation;

•	review and approve individual elements of total compensation for our other executive officers;

•	review and approve our annual and long-term incentive compensation programs and plans;
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•	review and approve all stock option and other equity awards;

•	assess the results of the Company’s most recent advisory vote on executive compensation; and

•	evaluate whether compensation arrangements for executive officers incentivize unnecessary risk-taking.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ rules and the Company’s Director Independence Criteria and a non-employee director for purposes of Section 16 of the Exchange Act.

Corporate Governance Committee

General

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the Company’s By-laws and under the caption “Shareholder Proposals for 2022 Annual Meeting” below.

The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. As part of the search process, the Corporate Governance Committee includes women and minorities in the pool of candidates and instructs any search firm the Committee engages to do so (often called a “Rooney Rule”). These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. Certain qualified candidates are interviewed by members of the Corporate Governance Committee as well as other members of the Board, as appropriate. Using the input from this interview process and other information, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate director candidates recommended by shareholders.

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Diversity

As set forth in its charter and the Company’s corporate governance guidelines, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin. The Company’s corporate governance guidelines affirm the Committee’s commitment to diversity to include, and shall have any search firm it engages include, women and minority candidates in the pool from which the Corporate Governance Committee selects director candidates. The Corporate Governance Committee implements that policy by actively considering diversity in the mix of qualifications, experience, attributes or skills included in its process of identifying and evaluating candidates to be nominees to the Board in accordance with its charter. The Company believes that its nominees further its commitment to enhancing diversity at the Board level.

Board Diversity
5 of 6 (83%)

Of Our Board Are Diverse by Gender, Ethnicity or Race

Oversight of Environmental, Social and Governance (“ESG”) Matters

The Board and our management recognize the importance of oversight of ESG matters. Oversight responsibilities of the Corporate Governance Committee for ESG matters for the Company were memorialized in 2020 by an amendment to the Committee’s charter to specify its responsibility to:

•	review and discuss emerging best practices, trends and key issues related to ESG matters; and

•	oversee the Company’s strategy and governance of ESG matters and to advise the Board on such matters.

The Corporate Governance Committee also oversees the Company’s risks and disclosure related to ESG and annual ESG reporting, which cover matters such as the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting our stakeholders, and causes a briefing on ESG matters to be provided to the Board on at least an annual basis.

In addition, the Corporate Governance Committee conducts periodic reviews of the Company’s programs, policies and procedures in the area of ESG. This includes, among other things, directing senior management to report to the Corporate Governance Committee, on a periodic basis, assessments and progress against both longer- and shorter-term key objectives, metrics and program enhancements set by senior management and reviewed by the Committee.

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Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for the Chief Executive Officer and for overseeing the development, implementation and periodic review of a succession plan for senior executives. Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.

In 2019, the Company announced the planned departure of its then Chief Executive Officer. A search process was conducted both externally and internally, during which the Board established a list of critical attributes and implemented a formal assessment process employing an external search firm to identify and assess successor candidates. The Board announced the selection of Mr. Ferraro, the Company’s then President, Americas, to become the Company’s next Chief Executive Officer, initially on an interim basis. At the time of Mr. Ferraro’s appointment, the Board also announced that Mr. Hees would transition from independent Chairman of the Board to Executive Chairman of the Board and that Ms. Martins, the Company’s then Chief Financial Officer for the Americas region, would assume many of Mr. Ferraro’s prior responsibilities and the role of Executive Vice President, Americas.

The Board of Directors views succession planning as a continual process and intends to continue to engage in succession planning consistent with the process described above. In order to ensure that qualified candidates are available for senior executive positions, the Board of Directors oversees the development of internal candidates, maintenance of talent development plans to strengthen the skills and qualifications of such candidates and is responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors also maintains an “emergency” succession plan in the event of an unexpected disability or inability of our senior executives to perform his or her duties.

Related Person Transactions

There are no related person transactions that require reporting under SEC rules. The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:

•	the Company (including any of its subsidiaries) was, is or will be a participant; and

•	any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel and Chief Compliance Officer and the Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000:

•	The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.

•	The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.

•	The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its shareholders.

The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.

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Shareholder Engagement

We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2020, our key engagement activities included numerous group and one-on-one investor meetings, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2020 Annual Meeting of Shareholders. Members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management. We value the input and insights of our shareholders and are committed to continued engagement with investors. Key topics of focus in 2020 included our strategy and results, and our COVID-19 response.

From time to time, certain of our independent Board members attend investor meetings, in addition to attending the Annual Meeting of Shareholders.

Our investor relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.

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Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 12, 2021, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers, and (iii) all of the Company’s directors, nominees and current executive officers, as a group.

			Of the Total Number of Shares
		Percent of	Beneficially Owned, Shares
	Total Amount of Shares	Common Stock	which May be Acquired within
Name of Beneficial Owner	Beneficially Owned(1)	Owned(2)	60 Days(3)
Principal Shareholders:**
SRS Investment Management, LLC(4)
1 Bryant Park, 39th Floor
New York, NY 10036	18,430,882	26.4%	—
BlackRock, Inc.(5)
55 East 52nd Street
New York, NY 10055	6,559,396	9.4%	—
Nomura Holdings, Inc.(6)
13-1, Nohonbashi 1-chome
Chuo-ku, Tokyo 103-8645, Japan	5,147,059	7.4%	—
Vanguard Group, Inc.(7)
100 Vanguard Blvd.
Malvern, PA 19355	4,654,577	6.7%	—
Directors, Nominees and Named Executive Officers:
Bernardo Hees	431,694	*	1,525
Lynn Krominga	24,508	*	15,967
Glenn Lurie	8,102	*	8,102
Jagdeep Pahwa	—	*	—
Karthik Sarma(8)	18,430,882	26.4%	—
Carl Sparks	8,466	*	8,466
Joseph A. Ferraro	136,968	*	11,285
Brian J. Choi	33,735	*	—
Patrick “Keith” Rankin	8,642	*	—
Izilda P. Martins	14,100	*	3,495
John F. North, III	68,649	*	—
Michael K. Tucker	9,697	*	—
All Directors, Nominees and Executive Officers as a group (14 persons)(9)	19,170,928	27.4%	58,943	(10)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 12, 2021.
(1)	Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) restricted stock units held by executive officers that may vest within 60 days of March 12, 2021, and (iii) restricted stock units held by directors that may be settled within 60 days of March 12, 2021.
(2)	Based on 69,844,960 of Common Stock outstanding on March 12, 2021.
(3)	Includes (i) restricted stock units held by executive officers that may vest within 60 days of March 12, 2021 and (ii) restricted stock units held by directors that may be settled within 60 days of March 12, 2021.
(4)	Reflects beneficial ownership of 18,430,882 shares of Common Stock by SRS and Karthik R. Sarma (the “Reporting Persons”), as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on December 8, 2020, and a statement of changes in beneficial ownership on a Form 4 dated December 14, 2020. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over the shares of Common Stock. The Reporting Persons have economic exposure to, and may be deemed to beneficially own, an additional 11,354,508 notional shares of Common Stock pursuant to cash-settled equity swaps, as derived solely from information reported on such Schedule 13D/A. Such notional shares represent approximately 16.3% of the shares of Common Stock outstanding on March 12, 2021. Such Schedule 13D/A indicates that the Reporting Persons do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.
(5)	Reflects beneficial ownership of 6,559,396 shares of Common Stock by BlackRock, Inc. (“BlackRock”), as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February January 29, 2021. Such Schedule 13G/A indicates that BlackRock has sole voting power over 6,477,449 shares of Common Stock and sole dispositive power over 6,559,396 shares of Common Stock.
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(6)	Reflects beneficial ownership of 5,147,059 shares of Common Stock by Nomura Holdings, Inc. (“Nomura”), as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 16, 2021. Such Schedule 13G/A indicates that Nomura has shared voting power over 5,147,059 shares of Common Stock and shared dispositive power over 5,147,059 shares of Common Stock.
(7)	Reflects beneficial ownership of 4,654,577 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 10, 2021. Such Schedule 13G/A indicates that The Vanguard Group, Inc. has shared voting power over 124,676 shares of Common Stock, sole dispositive power over 4,484,227 shares of Common Stock, and shared dispositive power over 170,350 shares of Common Stock.
(8)	Reflects shared beneficial ownership of 18,430,882 shares of Common Stock by SRS and Mr. Sarma, as described above in footnote (4). All of these shares are included in the 19,170,928 shares of Common Stock deemed to be beneficially owned by all directors, nominees and executive officers as a group.
(9)	Excludes Mr. North and Mr. Tucker, as they are not currently executive officers of the Company.
(10)	Represents 34,060 restricted stock units held by directors that may be settled within 60 days of March 12, 2021 and 24,883 restricted stock units held by executive officers that are scheduled to vest within 60 days of March 12, 2021.
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Delinquent Section 16(a) Reports

The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2020 were timely made except for one Form 3 that was inadvertently filed late on behalf of Karthik Sarma relating to his appointment to the Board.

Executive Officers

Executive officers of the Company are set forth below. Each executive officer is appointed to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Bernardo Hees	Executive Chairman of the Board
Joseph A. Ferraro	President and Chief Executive Officer
Brian J. Choi	Executive Vice President and Chief Financial Officer
Patrick “Keith” Rankin	President, International
Izilda P. Martins	Executive Vice President, Americas
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Veresh Sita	Executive Vice President, Chief Digital and Innovation Officer
Jean M. Sera	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Cathleen DeGenova	Vice President and Chief Accounting Officer

Biographical information for our Executive Chairman is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information for all other present executive officers is set forth below.

Name	Biographical Information
Joseph A. Ferraro	Mr. Ferraro, age 64, was appointed President and Chief Executive Officer effective June 12, 2020. Previously, Mr. Ferraro held various roles with the Company, including Interim President and Chief Executive Officer from January 2020 through June 12, 2020, President, Americas from January 2015 through December 2019 and Senior Vice President, North America Operations from October 2011 to December 2014. Mr. Ferraro joined the Company in 1979, and served in various positions of increasing responsibility in the Company’s North American operations.
Brian J. Choi	Mr. Choi, age 38, was appointed Executive Vice President and Chief Financial Officer effective August 24, 2020. Previously, Mr. Choi served on the Board of Directors of the Company from January 2016 through August 2020. Prior to joining the Company, Mr. Choi was a partner at SRS and served in various roles at SRS since October 2008. Previously, Mr. Choi worked at Metalmark Capital from 2007 to 2008 and he also served as an analyst in the Leveraged Finance Group at Lehman Brothers from 2005 to 2007.
Izilda P. Martins	Ms. Martins, age 49, was appointed Executive Vice President, Americas effective June 12, 2020 and assumed the responsibilities associated with this role on an interim basis on January 1, 2020. Previously, Ms. Martins held various strategic and financial roles with the Company, including Senior Vice President and Chief Financial Officer, Americas from May 2014 through December 2019, Senior Vice President and Acting Chief Accounting Officer from November 2010 through May 2014, and Vice President of Tax from August 2006 through November 2010. Ms. Martins was Director of Tax Planning and Mergers & Acquisitions of Cendant Corporation (as the Company was formerly known) from November 2004 through August 2006. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.
Edward P. Linnen	Mr. Linnen, age 51, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.
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Keith Rankin	Mr. Rankin, 51, has been President of International since June 2019. Prior to joining the Company, Mr. Rankin held the position of Chief Executive Officer for the automotive division of Barloworld in South Africa from March 2015. Barloworld is a distributor of leading global brands, providing integrated rental, fleet management, product support and logistics solutions, and a licensee partner of Avis Budget Group. Mr. Rankin began his career with Avis in South Africa in 1998 and was appointed Chief Executive of Avis Car Rental Southern Africa in 2004. In 2007, he was appointed Chief Executive Officer of car rental, part of Barloworld’s automotive division that included Barloworld’s southern Africa and Scandinavian car rental operations.
Veresh Sita	Mr. Sita, 48, was appointed Executive Vice President, Chief Digital and Innovation Officer, effective March 15, 2021. Prior to joining the Company, Mr. Sita held the position of Chief Digital Information Officer for F5 Networks, where he was responsible for leading F5’s enterprise digital strategy, since 2019. Previously, Mr. Sita was Senior Vice President, Global Head of Strategic Consulting at WeWork from 2017 to 2019, Chief Digital Officer at Emaar Properties from 2016 to 2017, Chief Information Officer at Alaska Airlines from 2014 to 2016 and Chief Digital Officer at Colliers International from 2008 to 2014.
Jean M. Sera	Ms. Sera, age 51, has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since March 2020. Ms. Sera held the title of Senior Vice President & Corporate Secretary from August 2006 to March 2020, and was a Vice President in the Legal Department of Cendant Corporation (as the Company was formerly known) from January 2002 to August 2006. Prior to joining the Company, Ms. Sera was an associate with the law firm of Shearman & Sterling LLP.
Cathleen DeGenova	Ms. DeGenova, age 59, has been Vice President and Chief Accounting Officer since August 2019. Previously, Ms. DeGenova held the title of Vice President of the Company overseeing External Reporting and Technical Accounting since April 2018. Ms. DeGenova previously held the title of Director of External Reporting & Technical Accounting from June 2013, when she joined the Company. Prior to joining the Company, Ms. DeGenova held similar roles at Zipcar, Inc., which the Company acquired in 2013, Charles River Labs and Millipore, and was an accountant with Ernst & Young. Ms. DeGenova is a Certified Public Accountant.
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Executive Compensation

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2020 (our “2020 Form 10-K”) for additional information regarding our financial information discussed below. When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.

Executive Summary

Company Performance

Positive momentum from fourth quarter 2019 continued into January and February of 2020; however, reservations and revenue began to be negatively affected in March as travel restrictions were broadly implemented in response to the COVID-19 global pandemic. In response, we took numerous steps to protect our employees and customers, and proactively manage declining reservations and revenue by reducing fleet, matching staffing levels to demand, reducing operational costs, pausing capital spending, and reducing executive compensation. As a result of COVID-19, our 2020 revenue was approximately $5.4 billion, 41% lower compared to 2019; however, total expenses for 2020 were lower compared to 2019 by more than $2.5 billion due in part to our cost reduction efforts. Our closing stock price on December 31, 2020 of $37.30 reflected an increase of 15.7% compared to our closing stock price on December 31, 2019 as we effectively managed through the pandemic.

CEO Transition and Leadership Changes

In 2020, we successfully transitioned to a new President and Chief Executive Officer. Joseph Ferraro became President and Chief Executive Officer (“CEO”) on an interim basis on January 1, 2020 and became the Company’s permanent CEO in June 2020. Mr. Ferraro was previously President of the Company’s Americas region and has had a distinguished career with the Company spanning four decades within the Company’s operations. With Mr. Ferraro’s appointment to CEO, Izzy Martins, previously the Company’s CFO for the Americas region, assumed many of Mr. Ferraro’s prior responsibilities and was appointed Executive Vice President, Americas, also initially on an interim basis.

There were also changes within our Board of Directors. Following the completion of the 2020 Annual Meeting when the size of the Board was reduced from eleven to seven members, Bernardo Hees was appointed as Executive Chairman at the time of Mr. Ferraro’s appointment to CEO. In August, Brian Choi, who had been a Board member since 2016 and a partner with SRS Investment Management, LLC (“SRS”), stepped down from the Board and resigned from SRS, and became the Company’s Chief Financial Officer, and the size of the Board was further reduced to six members. In addition to deep financial expertise, Mr. Choi has broad experience with our Company.

Strategy

We started 2020 with a focus on driving sustainable and profitable growth by leveraging differentiated brands and products, delivering margins from our established businesses, and positioning our Company as a global leader in the mobility sector. However, in response to impacts from COVID-19, we proactively managed our business with cost removal and mitigation actions as described above. At the same time, we prioritized health and safety, and launched a coalition designed to enhance the cleanliness and disinfection of our rental facilities and vehicles. We also increased availability of our app-based Mobile Select product and facilities with automated exit gates to provide our customers with contactless, self-service rental transactions.

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For 2021, as travel demand begins to normalize and the global economy emerges from COVID-19, we expect our strategy to continue to focus on cost discipline, revenue growth and reinvestment, including reinvestment in our systems and platforms, and potential new business models, including expanding our risk vehicle dispositions through our direct-to-consumer sales channels and in the evolving mobility sector based on our leading brands, global operations and our fleet management capabilities.

Compensation for our Named Executive Officers

Pay Programs for 2020

Compensation paid to our Named Executive Officers (“NEOs”) for 2020 was substantially less than compensation paid for 2019, primarily as a result of the COVID-19 pandemic as well as the CEO transition and leadership changes described above.

Base Salary	After approval in early 2020 of select initial increases to base salaries, such increases were revoked in April and a further 10% decrease applied through October.
Annual Incentive Program	Based on the decline in 2020 revenue, no payments were made under the Annual Incentive Program.
Long-Term Incentive Program	With limited exceptions:

• No performance-based restricted stock unit (“PSU”) awards granted to NEOs have vested since 2017; accordingly, PSU awards granted in 2015, 2016, 2017 and 2018 have been forfeited without payout.

• Given the revenue declines experienced in 2020, the PSU awards granted in 2019 and 2020 are unlikely to vest.

As part of the steps we took to reduce executive compensation, we also suspended matching contributions under our deferred compensation and 401(k) plans for executives from April through November 2020. No other COVID-related adjustments were made to the Company’s compensation programs other than the suspension of these matching contributions and the reductions to base salaries described above.

Consistent with prior years, more than 50% of CEO pay opportunity, at target, was performance-based, excluding amounts contained in the Summary Compensation Table under “All Other Compensation.” Aggregate CEO pay was substantially lower for 2020 compared to 2019, as illustrated below.

CEO Compensation*

(in millions)

Including Severance	Excluding Severance

*	As disclosed in the Summary Compensation Table contained herein for our current CEO’s 2020 compensation and contained in the Company’s definitive Proxy Statement under Regulation 14A, filed with the SEC on March 27, 2020 for our former CEO’s 2019 compensation.
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Changes to Pay Programs for 2021

In 2020, the composition of the Committee changed following changes in Board membership in May 2020, and the newly constituted Committee has overseen a number of changes to the Company’s compensation programs to enhance the pay-for-performance nature of executive compensation. Changes implemented and expected to be implemented include the following, which primarily impact 2021 pay decisions:

•	A new severance plan, adopted in December 2020, which provides for reduced severance for NEOs who became newly eligible for executive severance.

•	A redesigned annual incentive program containing a more heavily weighted individual performance component, to be based on key metrics and measurable targets utilizing a “scorecard” approach, subject to the Company’s attainment of financial performance goals.

•	A reduction in maximum payout opportunity under the annual and long-term incentive programs.

•	A substantially revised Peer Group.

Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

•	executive stock ownership guidelines with significant share ownership requirements;

•	an executive compensation recoupment (or “clawback”) policy;

•	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

•	no excise tax gross-up or single-trigger change-in-control provisions; and

•	no tax gross-ups on executive perquisites except for relocation and expatriate benefits per the Company’s standard practices.

Our Named Executive Officers

This discussion addresses executive compensation in 2020 for our NEOs, who are:

•	Bernardo Hees – became Executive Chairman of the Board (our “Executive Chairman”) in July 2020, after having joined the Board in February 2020.

•	Joseph A. Ferraro – assumed the role of Chief Executive Officer on an interim basis on January 1, 2020, and became President and Chief Executive Officer (our “CEO”) in June 2020.

•	Brian J. Choi – appointed Chief Financial Officer (our “CFO”) in August 2020.

•	Patrick “Keith” Rankin – became President, International in June 2019 (our “President, International”).

•	Izilda P. Martins – assumed many of Mr. Ferraro’s prior responsibilities on an interim basis on January 1, 2020 and assumed the role of Executive Vice President, Americas (our “EVP, Americas”) in June 2020.

•	John F. North – separated from the Company in August 2020 as Executive Vice President and Chief Financial Officer (our “Former CFO”).

•	Michael K. Tucker – separated from the Company in March 2020 as Executive Vice President, General Counsel and Chief Compliance Officer (our “Former GC”).

Compensation for our CEO and EVP, Americas for 2020 was initially approved based on each executive’s prior role, together with incremental amounts for their interim assignments, and subsequent decisions were made in connection with their June 2020 appointments. A discussion of all pay decisions related to the management changes described above can be found under “Pay Decisions Related to 2020 Management Changes.”

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Compensation for our NEOs is typically comprised of the following components, each of which is designed to provide competitive compensation to attract and retain a highly qualified executive team:

Component	Function and Objective
Base Salary	Paid in cash and provides a fixed form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and role.
Annual Incentive Awards	Comprised of annual cash incentive opportunities that are performance-based, and reward our executives upon achieving or exceeding specific annual operational, financial and individual goals using performance metrics approved by the Committee.
Long-Term Incentive Awards	Designed to align executive rewards with shareholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s shareholders.
Other Compensation	• We provide certain health, life insurance, disability and retirement benefits as part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our CEO) are limited to (i) deferrals under the Company’s deferred compensation plan for executives, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan. The Company suspended matching contributions under its deferred compensation and 401(k) plans from April through November 2020.

• Other executive benefits and perquisites include auto use and financial planning services. Our CEO is also provided with agreed-upon limited personal use of Company-leased aircraft services.

Analysis of 2020 Pay Decisions

Philosophy, Components and Mix of Executive Compensation

In 2020, “pay-for-performance” continued to be a fundamental tenet of our compensation philosophy, which includes rewarding attainment of appropriately challenging financial and individual performance goals and aligning our executives’ objectives with our shareholders’ interests, while ensuring that the Company’s executive compensation programs are designed to attract and retain a high-caliber leadership team. For 2021, the Committee expects to place enhanced focus on individual objectives with key metrics and measurable targets, provided Company financial threshold goals are achieved, as a way to strengthen its pay-for-performance philosophy.

Base Salaries for our Named Executive Officers

Salaries for NEOs are typically determined early in the year based on factors such as reasonable comparability with the Peer Group and Survey Data (as described under “Consideration of Peer Groups and Survey Data”), individual and financial performance, and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For 2020, the Committee also considered that the Company was undergoing the transition of its chief executive officer and approved base salary increases for some NEOs in the beginning of 2020 based on the factors described above.

However, these increases were in effect solely until April 1, 2020, and at that time, a further 10% base salary reduction was implemented through October 1, 2020 in response to the effects on the Company’s business from COVID-19. Additional decisions related to base salary were made as discussed under “Pay Decisions Related to 2020 Management Changes.”

Annual Incentive Awards

For 2020, the Committee approved an annual incentive program (the “2020 AIP”) consistent with the annual incentive program for 2019. Following program changes implemented in 2018, the Committee determined that consistency was important in order to understand the efficacy of the revised program and in light of the current Chief Executive Officer transition. Given our revenue decline for 2020, there were no payouts under the 2020 AIP.

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We included Adjusted EBITDA1 as a metric in the 2020 AIP in recognition of its wide acceptance and understanding as a metric within the Company, and because Adjusted EBITDA is a key measure of operational and financial performance, driven by our annual business plan. Adjusted EBITDA has also been historically correlated to the Company’s stock price performance. We also included Adjusted Free Cash Flow2 given the focus by shareholders on this metric, and an individual performance component intended to reward the contribution and value an executive brings to the organization as metrics in the 2020 AIP. Target payout opportunity as a percentage of base salary was 100% for our CEO and between 45% and 100% for our other NEOs, with total payout opportunity ranging from 25% to 200% of target. Our Executive Chairman did not participate in this program.

Financial Goals

The financial performance goals included in the 2020 AIP were set based on the Company’s 2020 business plan approved in early 2020 and within the estimated ranges as disclosed in the Company’s press release on February 19, 2020. At target, the Global Adjusted EBITDA goal and Adjusted Free Cash Flow goal represented an increase of 4.3% and 12.3%, respectively, over prior year results.

ADJUSTED EBITDA AND ADJUSTED FREE CASH FLOW GOALS

		Adjusted EBITDA Goals			Adjusted Free Cash Flow Goals
		(in millions)			(in millions)
	Opportunity
Achievement Level	(% of Target)*	Global**	Americas	International	Global
Maximum	200%	$986	$826	$256	$373
Target	100%	$822	$688	$213	$311
Threshold	25%	$740	$619	$192	$264

*	Straight-line interpolation used to determine achievement between specified goals.
**	Includes unallocated corporate expenses.

Individual Goals

Individual performance goals were established for each NEO based on key objectives in support of the Company’s strategic goals, as described in the “Strategy” section above, subject to the Company’s satisfaction of threshold financial performance goals.

Weightings

The weighting for each component of the 2020 AIP were as follows:

•	For global roles, weightings were 50%, 25% and 25% for Global Adjusted EBITDA, Adjusted Free Cash Flow and the individual performance component, respectively.

•	For regional roles, weightings were 20%, 30%, 25% and 25% for Global Adjusted EBITDA, Regional Adjusted EBITDA, Adjusted Free Cash Flow and the individual performance component, respectively.

1	We define Adjusted EBITDA as income (loss) from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury and other legal matters, non-operational charges related to shareholder activist activity, gain on sale of equity method investment in China, COVID-19 charges and income taxes. This non-GAAP measure is a performance metric in our incentive programs.
2	We define Adjusted Free Cash Flow as Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs, transaction-related costs, restructuring and other related charges, COVID-19 charges and non-operational charges related to shareholder activist activity.
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2020 Long-Term Incentive Awards

For 2020, the Committee approved a long-term incentive program (the “2020 LTIP”) consistent with the long-term incentive program for 2019. Grant date values for 2020 LTIP awards were determined following a market review of long-term incentive values of peer companies as well as individual and financial performance for 2019.

The Committee reviewed the following factors to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with shareholder interests, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that (a) for our CEO, Former CFO and President, International a mix of 50% PSUs and 50% time-based restricted stock units (“RSUs”); and (b) for our EVP, Americas and Former GC, a mix of 30% PSUs and 70% RSUs would:

•	align incentives with shareholders’ focus on profitability and financial performance;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•	incentivize retention of key employees over the longer term.

Consistent with the 2019 program, RSUs granted under the 2020 LTIP are scheduled to vest on the first three anniversaries of the date of grant, subject to continued employment, and PSUs are scheduled to vest on the three-year anniversary of the date of grant, subject to satisfaction of performance goals and continued employment. We used three-year cumulative Adjusted EBITDA as the performance metric for the PSUs granted under the 2020 LTIP based on several factors, including the following:

•	the Company’s Adjusted EBITDA and stock price performance have historically been highly correlated; and

•	Adjusted EBITDA is a key measure of operational and financial performance driven by the Company’s strategy and widely understood within the Company and by the Company’s shareholders.

Three-year cumulative Adjusted EBITDA goals for the 2020 LTIP are as follows, and the target goal represents a 5.5%

compounded annual growth rate over the three-year performance period:

		Cumulative Three-Year
	Payout Opportunity	Adjusted EBITDA Goal
Achievement Level	(as a % of target units awarded)	(in millions)
Maximum	200%	$3,009
Target	100%	$2,617
Threshold	50%	$2,225

*	Straight-line interpolation is generally used to determine achievement between specified goals.

Given the revenue declines experienced by the Company in 2020 as a result of COVID-19, the PSU awards granted under the 2020 LTIP are unlikely to vest.

Pay Decisions Related to 2020 Management Changes

Management changes for 2020 included the appointments of our CEO, and EVP, Americas, including on an interim basis for the first half of 2020, and the appointments of our Executive Chairman and CFO. Compensation for each role, including interim roles, was determined following a review of current market custom and practice, and available compensation data for comparable roles at other companies. The Committee also took into consideration factors such as each executive’s background, relevant experience, and expected responsibilities. All base salaries described below were reduced by 10% from April until October 2020.

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Executive Chairman and CFO

Compensation decisions for our Executive Chairman, who was appointed in June 2020, and our CFO, who was appointed in August 2020, are summarized below. Neither executive was granted awards under the 2020 LTIP. However, the executives were granted initial equity awards designed to incentivize both executives to join our Company’s senior leadership in their respective roles, and in the case of the CFO, to also offset compensation opportunities that were forfeited by joining our Company.

	Base	Annual	Equity Awards
Role	Salary	Incentive*	Type	Value/Shares	Vesting Terms
Executive Chairman	$500,000	Target of 100% of Base Salary	RSU**	$1.0 million	One-third on each of the first three anniversaries of grant date
			RSU	$1.5 million	First anniversary of grant date
			PSU	37,500***	Third anniversary of grant date subject to the Company’s average closing stock price equaling or exceeding $30.44 over any 30 consecutive trading days during the three-year performance period (an increase of 33% over the closing stock price on the grant date)
CFO	$500,000	Target of 100% of Base Salary	RSU**	$3.0 million	One-third on each of the first three anniversaries of grant date

*	Our CFO participated in the 2020 AIP, under which there were no payouts. Our Executive Chairman did not participate in the 2020 AIP. The Committee expects to review the performance of our Executive Chairman following the first anniversary of his appointment to determine the actual payout for his initial annual incentive.
**	Represents new hire award.
***	Grant date fair value was approximately $860,000. Performance goals for the PSUs have been achieved and are expected to vest.

CEO and EVP, Americas

Initial 2020 compensation decisions for our CEO and our EVP, Americas, who were appointed on an interim basis for January to June 2020 were made in late 2019 and early 2020 based on their prior roles of President, Americas and CFO, Americas, respectively. Both executives were also awarded additional compensation for their interim roles. These decisions were made based on factors described above and are summarized below.

	Initial Compensation for 2020
	Base			Interim Role	Interim Role
Role	Salary	2020 AIP Target	2020 LTIP	Cash Payment	Equity Awards*
CEO	$750,000	100% of base salary	$2.0 million award value (50% RSUs/50% PSUs)	$750,000	45,006 RSUs (aggregate)
EVP, Americas	$390,000	45% of base salary	$325,000 award value (70% RSUs/30%PSUs)	$450,000	10,800 RSUs (aggregate)

*	Aggregate grant date fair value was approximately $1.1 million and $270,000 for the CEO and EVP, Americas, respectively. Awards were granted monthly on a pro rata basis with vesting scheduled 50% after six months and 50% after 18 months of the grant date for each award.

In June, when both executives were appointed on a non-interim basis, the Committee approved base salary increases to $1.0 million for Mr. Ferraro and to $500,000 for Ms. Martins, effective July 1, 2020. At that time, the Committee also approved annual incentive target increases to 200% for Mr. Ferraro and 100% for Ms. Martins to have effect for 2021.

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Former CFO and Former GC

Our Former CFO stepped down from his position with the Company in August 2020 and continued to provide advisory services through the end of the year to ensure a smooth transition. Our Former GC left the Company in March 2020. Each executive received severance payments calculated solely in accordance with the terms of his severance agreement in place with the Company at the time of separation. No discretionary severance payments were made in connection with the departure of either of these executives. For additional information, please see “Employment Agreements and Other Arrangements.”

Changes to the Company’s Compensation Programs for 2021

Following a number of changes in Board composition in May 2020, the Committee was reconstituted and has overseen substantial changes that have both been effectuated and are expected to be made to the Company’s pay programs for 2021 in order to enhance the pay-for-performance nature of the programs. These changes include:

Change	Description
New Severance Plan	Provides reduced payments to executives newly eligible for executive severance. For additional information regarding this plan, please see “Employment Agreements and Other Arrangements.”
Re-designed Annual Incentive Program	Removes Adjusted Free Cash flow as a metric and increases weighting of the individual component, subject to the attainment of the Company’s financial goals. Individual component will be measured utilizing a “scorecard” approach with key metrics with measurable targets. Examples of individual key metrics include revenue, cost control and customer satisfaction metrics. For the Company’s Chief Human Resources Officer and the Company’s General Counsel, key metrics include increasing the transparency and quality of ESG disclosures.
Reduction of Maximum Payouts	Maximum achievement levels under both the annual incentive and long-term incentive programs to be reduced from 200% to 150% of target payout opportunity.
New Peer Group for 2021 Pay Decisions	New peer group approved utilizing a “clean slate” approach prioritizing market capitalization as a key factor in determining peer group companies. For additional information regarding the new peer group, please see “Consideration of Peer Groups and Survey Data.”

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program are summarized below.

Role of the Independent Compensation Consultant

Consistent with its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2020. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers. In early 2020, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the NASDAQ listing standards. Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2020.

Compensation Decisions

In the case of NEOs other than the CEO and the Executive Chairman, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2020 Pay Decisions” above. Annual and long-term incentive plan designs are recommended by our Human Resources staff based on the Company’s business plan and goals, with input from the CFO and his staff. Recommendations related to the elements of pay generally reflect a review of practices of our Peer Group and Survey Data (as defined below), and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

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Each recommendation is then discussed with our CEO, Executive Chairman, Committee Chairman and the compensation consultant for feedback. Final recommendations are ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.

Compensation for our CEO and our Executive Chairman is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of compensation for these officers, taking into consideration performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s operations.

Risk Assessment

In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and has concluded that the Company’s incentive awards would not be likely to encourage excessive risk-taking. Management also annually reviews the Company’s compensation policies and practices for employees generally with the Committee and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors-Risk Management and Risk Assessment.”

Consideration of Peer Groups and Survey Data

Given that there is just one other U.S.-based publicly traded car rental company, peer companies for 2020 pay decisions were selected to supplement that company with additional companies from industry sectors that were viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Historically, a greater emphasis was placed on enterprise value than market capitalization when developing the peer group. The Company’s peer group consisted of the following 16 companies for 2020 pay decisions (the “Peer Group”):

PEER GROUP FOR 2020 PAY DECISIONS

AutoNation Inc.	MGM Resorts International
Carmax, Inc.	Norfolk Southern Corporation
Carnival Corporation	Office Depot, Inc.
Cintas Corporation	Pitney Bowes Inc.
Hertz Global Holdings, Inc.	RR Donnelley & Sons Company
Hilton Worldwide Holdings, Inc.	Royal Caribbean Cruises Ltd.
J.B. Hunt Transport Services, Inc.	Ryder System, Inc.
Marriott International, Inc.	Waste Management, Inc.

The Peer Group for 2020 pay decisions was initially approved in 2011, and reviewed and updated in subsequent years. The Committee reviewed pay data of the Peer Group for 2020 pay decisions to ensure reasonable comparability of the compensation of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee generally reviews the Peer Group each year in order to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.

For 2021 pay decisions, the Committee approved a Peer Group of the following companies:

PEER GROUP FOR 2021 PAY DECISIONS

The Aaron’s Company	InterContinental Hotels Group PLC
Alaska Air Group	JetBlue Airways
Asbury Automotive Group	KAR Auction Services
AutoNation Inc.	Norwegian Cruise Line Holdings
Choice Hotels International, Inc.	Rent A Center
Europcar Mobility Group S.A.	Ryder System, Inc.
Group 1 Automotive, Inc.	Spirit Airlines
Hertz Global Holdings, Inc.	Schneider National
Hyatt Hotels Corporation	Wyndham Destinations
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In making this determination, the Committee took a “clean slate” approach to develop a new peer group taking into consideration the Company’s business model and labor market for talent and the following factors:

•	the industry for peer group companies, which the Committee believes should operate within hotel/resort, travel, trucking automotive retail and rental retail industries; and

•	market capitalization and revenue for peer group companies, with primary emphasis on market capitalization.

The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Willis Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data3 represents data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2020, the Committee considered the Survey Data for each element of the 2020 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2020. Please refer to “Analysis of 2020 Pay Decisions” for the other factors considered in setting executive compensation for 2020.

Committee Consideration of the Company’s 2020 Shareholder Vote on Executive Compensation

Results of 2020 Advisory Vote on Executive Compensation (“Say on Pay”)

The Committee reviewed the results of the Company’s Say on Pay vote in 2020. At the 2020 Annual Meeting of Shareholders, 77% of the votes cast were in support of the Company’s Say on Pay proposal, which was significantly lower than in prior years (i.e., 98%, 94% and 99% in 2019, 2018 and 2017, respectively).

Engagement with Shareholders on Executive Compensation

In May 2020, each of the Company’s Chief Financial Officer and General Counsel engaged directly with shareholders representing approximately 50% of the Company’s outstanding shares to discuss executive compensation and any other topics of interest. Our executives also met with some of these shareholders as well as other shareholders several times throughout 2020 to discuss other topics as further discussed under “Shareholder Engagement” in the “Corporate Governance” section of this Proxy Statement.

Based on the Company’s 2020 Say on Pay results and feedback from shareholders based on the engagement efforts described above, the Committee concluded that the Company’s executive compensation program as it relates to its NEOs enjoys the support of the Company’s shareholders and does not require revision to address any broad shareholder concerns.

However, since the Company understood that severance paid to its former CEO most likely contributed in large part to its 2020 Say on Pay results, the Company undertook a review of its severance arrangements for its NEOs currently employed by the Company. Following this review, the Company adopted a new Executive Severance Plan, which provides for estimated reduced severance payments of at least 20% compared to the Company’s prior practice, as further discussed under “Employment Agreements and Other Arrangements.” The Committee has also made other changes to the Company’s pay programs to enhance the pay-for-performance nature of its programs, as described further in this “Compensation Discussion & Analysis” section.

Policy Related to Equity Awards

Our practice has been to grant regular long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include awards granted to all of the NEOs, are usually approved in the first quarter.

However, the Committee retains the ability to determine, and has in the past determined, that another grant date may be appropriate in certain circumstances. Awards may also be approved at other Committee meetings typically for executives hired or promoted since the prior meeting. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the date determined by the Committee as the grant date, which is often the date the Committee approves the award. The Committee typically approves a dollar amount for each restricted stock unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted stock units to be granted.

3	While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis-i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.
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Executive Stock Ownership and Retention Guidelines

Our executive stock ownership guidelines require NEOs to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options (if applicable), until reaching the following specified ownership thresholds:

Officer Role(s)	Threshold
Executive Chairman, CEO	Five times base salary
CFO, President, International	Three times base salary
EVP, Americas	Two times base salary

Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options. As of March 12, 2021, our Executive Chairman, our CEO and our CFO had met the applicable ownership threshold. Our President, International and EVP, Americas have not yet attained these thresholds.

Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team and in accordance with past practice, we have agreements with our CEO and President, International under which the Company seeks to provide appropriate protections consistent with prevailing market practices. We also maintain an Executive Severance Plan and our Executive Chair, CFO and EVP, Americas are eligible to participate in that plan. A more detailed description of the Company’s current agreements with our NEOs and other arrangements is set forth below under the heading “Employment Agreements and Other Arrangements.” The benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading “Termination, Severance and Change of Control Arrangements.”

Perquisites and Benefits

We seek to provide perquisites to our executives that are consistent with those provided by the general market and Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program, group excess liability umbrella insurance, and limited personal use of Company-leased aircraft services. The Company does not provide tax reimbursements or gross-ups on perquisites for any of our NEOs other than relocation and expatriate benefits in accordance with the Company’s standard policies.

Employees, including our NEOs, may also receive tickets for professional sporting events, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Anti-Hedging Policy

The Company’s insider trading policy prohibits directors, executive officers and other employees required to pre-clear trades in Company securities, along with members of their families and others living in their households and investment partnerships and other entities over which they have or share voting or investment control (collectively, the “Covered Persons”) from:

•	engaging in hedging and monetization transactions that permit any Covered Person to continue to own the Company’s equity securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•	holding the Company’s equity securities in a margin account or otherwise pledging the Company’s equity securities as collateral for a loan;

•	participating in transactions involving options in relation to the Company’s securities, such as puts, calls or other derivative securities on an exchange or in any other organized market; and

•	engaging in short sales of the Company’s equity securities.
32

For purposes of the above, the Company’s equity securities include securities acquired by a Covered Person as part of his or her compensation or otherwise. Pursuant to the Third Amended and Restated Cooperation Agreement between the Company and SRS, an exception for Mr. Sarma to this policy is provided. In his capacity as an advisor, director, general partner or manager of SRS or any affiliated fund, Mr. Sarma is not prohibited from pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, the securities of the Company, which transactions are otherwise in compliance with applicable law and the Cooperation Agreement.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

Compensation Committee Report

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Karthik Sarma (Chair)

Lynn Krominga

Glenn Lurie

33

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Comp ($)(e)	Total ($)
Ferraro, Joseph A.	2020	842,596	—	3,122,680	—	—	81,463	868,413	4,915,152
President and CEO	2019	725,000	—	2,999,991	—	1,022,250	44,988	136,777	4,929,006
	2018	650,000	—	1,199,974	—	902,525	—	52,895	2,805,394
Choi, Brian J.	2020	167,308	—	3,000,009	—	—	—	5,401	3,172,718
EVP and CFO
Hees, Bernardo	2020	229,616	—	3,519,262	—	—	—	74,246	3,823,124
Executive Chairman
Rankin, Keith	2020	500,777	—	1,049,986	—	—	—	95,200	1,645,963
President, International	2019	294,346	253,549	2,000,031	—	—	—	166,610	2,714,536
Martins, Izilda P.	2020	425,861	—	594,403	—	—	—	492,527	1,512,791
EVP, Americas
North, John F.	2020	447,231	—	1,600,014	—	—	—	2,557,097	4,604,342
Former EVP and CFO	2019	461,538	500,000	3,999,968	—	481,007	—	279,637	5,722,150
Tucker, Michael K.	2020	138,654	—	500,002	—	—	—	1,863,917	2,502,573
Former EVP, GC	2019	515,288	—	500,016	—	342,797	—	16,567	1,374,668
and CCO	2018	500,000	—	500,013	—	386,250	—	33,718	1,419,981

(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan. For Messrs. Hees and Choi, their 2020 salary is prorated to reflect when their employment with the Company commenced. For Mr. Rankin, base salary reflects a monthly average £/$exchange rate as of the date paid, received or allocated.

(b)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2020 stock awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2020, included in our 2020 Form 10-K. The grant date value of the 2020 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Ferraro, $4,122,684; Mr. Choi, $3,000,009; Mr. Hees, $3,519,262; Mr. Rankin, $1,574,980; Ms. Martins, $691,902; Mr. North, $2,400,021; and Mr. Tucker, $649,994. The 2020 stock awards are further discussed in the Compensation Discussion and Analysis (the “CD&A”). In connection with their separation from the Company, Mr. Tucker forfeited the full amount of such stock award, and Mr. North forfeited two-thirds of such award.

(c)	For 2020, no payments were made under the AIP as further discussed in the CD&A. For prior years, amounts were earned based on pre-established annual performance goals and include amounts deferred under the Company’s Deferred Compensation Plan.

(d)	For Mr. Ferraro, in 2018, his pension value decreased by $20,594, primarily driven by an increase in the discount rate. During 2019 and 2020, Mr. Ferraro’s change in pension value increased by $44,988 and $81,463, respectively, primarily driven by a decrease in the discount rate. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Please see the “Pension Benefits Table” for further information regarding this plan.

(e)	All Other Compensation is comprised of the compensation described in the following tables, including cash compensation of $750,000 and $450,000 for Mr. Ferraro and Ms. Martins, respectively, for their interim assignments in the first half of 2020, and cash severance of $2.5 million and $1.8 million for Mr. North and Mr. Tucker, respectively, all as more fully discussed in the CD&A.

All Other Compensation Table

Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Other Amounts ($)(c)	Total All Other Compensation ($)
Mr. Ferraro	2020	81,931	35,726	750,756	868,413
	2019	96,959	39,081	737	136,777
	2018	11,500	40,658	737	52,895
Mr. Choi	2020	769	4,121	510	5,401
Mr. Hees	2020	—	936	73,310	74,246
Mr. Rankin	2020	9,257	19,250	66,693	95,200
	2019	4,407	11,038	151,165	166,610
Ms. Martins	2020	20,839	21,260	450,428	492,527
Mr. North	2020	2,649	24,448	2,530,000	2,557,097
	2019	23,539	29,206	226,892	279,637
Mr. Tucker	2020	24,525	4,308	1,835,084	1,863,917
	2019	—	16,000	567	16,567
	2018	16,000	17,151	567	33,718

(a)	For Messrs. Ferraro, Choi, North and Tucker, and Ms. Martins, amounts represent Company matching contributions under the Company’s Executive Deferred Compensation Plan or 401(k) Plan. For Mr. Rankin, represents Company matching contributions under the “Defined Contribution” section of the Avis UK Pension Plan. Under the terms of the Deferred Compensation Plan and the Avis UK Pension Plan, participants may receive Company matching contributions up to a maximum cap of 6% and 4%, respectively. In response to effects to the Company’s business during COVID-19, matching contributions were suspended from April 2020 to November 2020.

(b)	Represents the perquisites presented in the “Perquisites Table” set forth below.

(c)	Includes the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. Ferraro and Ms. Martins, also includes cash compensation of $750,000 and $450,000, respectively, per the terms of their interim assignments as further discussed in the CD&A. For Mr. Hees, represents the amount received in respect of Board compensation from his appointment to the Board in February through his appointment as Executive Chairman, effective July 1, 2020. For additional information, please see “2020 Director Compensation Table”. For Mr. Rankin, amount includes tuition reimbursement in accordance with his agreement with the Company. For Messrs. North and Tucker, also includes cash severance payments in the amounts of $2,500,000, and $1,834,500, respectively, as further described in the CD&A and under “Employment and Change of Control Agreements; Severance Arrangements.” For Mr. North, also includes $30,000 for advisory transition services post-separation from the Company.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)
Mr. Ferraro	2020	—	13,956	21,770	35,726
	2019	—	13,461	21,770	39,081
	2018	2,461	12,953	21,394	40,658
Mr. Choi	2020	—	506	3,615	4,121
Mr. Hees	2020	—	936	—	936
Mr. Rankin	2020	—	—	19,250	19,250
	2019	—	—	11,038	11,038
Ms. Martins	2020	—	906	20,354	21,260
Mr. North	2020	—	5,957	14,641	24,448
	2019	—	13,255	12,101	29,206
Mr. Tucker	2020	—	—	4,308	4,308
	2019	—	—	16,000	16,000
	2018	—	1,151	16,000	17,151

(a)	Under our aircraft policy, our CEO has reasonable non-business access to leased jet services, subject to prevailing market practices. For our other NEOs, non-business access is subject to approval by our CEO in his sole discretion. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)	For Messrs. Ferraro and North, includes actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2020 did not exceed $2,700 for any NEO.

(c)	Represents the annual lease value of a Company-provided car, or annual car allowance. For Mr. Rankin, reflects a monthly average £/$exchange rate for the vehicle use period. NEOs are eligible to participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)	For Mr. North, amount includes payments for annual physical examination (annual costs did not exceed $3,850).

CEO Pay Ratio

For 2020, the Company reviewed a comparison of CEO pay to the pay of all of its employees for 2020. The review included all employees employed by the Company as of October 1, 2020 and excluded 329, 161, 155, 80, 72, 19, 19, 13, 3 and 1 of non-U.S. based employees in India, Portugal, Poland, Belgium, Argentina, Brazil, Singapore, the Czech Republic, Monaco and the Isle of Man, respectively. We identified our median employee by (i) examining payroll records of each employee as previously described, whether on a full-time, part-time, furloughed, seasonal or temporary basis, to calculate each employee’s gross earnings for a twelve-month period starting October 1, 2019 through September 30, 2020; (ii) ranking, by total amount of gross earnings, all employees, except the CEO, from highest to lowest; and (iii) selecting the median employee (the “Median Employee”) ranked on the list. After identifying our Median Employee, we calculated total annual compensation for such employee, using the same methodology used for our NEOs as set forth in the Summary Compensation Table above.

Total compensation for 2020 for our CEO was $4,915,152. Our Median Employee’s total compensation for 2020 was $31,496. The ratio of our CEO’s pay to the pay of our Median Employee for 2020 is 156:1.

2020 Grants of Plan-Based Awards Table

		Grant/	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards Number of Shares of Stock	All Other Option Awards Number of Securities Underlying	Exercise or Base Price of Options Awards	Grant Date Fair Value of Stock and Option
Name	Award Type	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(c)	Options (#)	($ per share)	Awards ($)(d)
Mr. Ferraro	Annual Incentive	—	210,649	842,596	1,685,192
	RSU	1/2/2020							7,501	—	—	250,008
	RSU	2/3/2020							7,501	—	—	246,258
	RSU	3/2/2020							7,501	—	—	242,132
	RSU	3/9/2020							47,416			1,000,003
	PSU	3/9/2020				23,708	47,416	94,832				1,000,003
	RSU	4/1/2020							7,501	—	—	96,388
	RSU	5/1/2020							7,501	—	—	104,264
	RSU	6/1/2020							7,501	—	—	183,624
Mr. Choi	Annual Incentive	—	41,827	167,308	334,616
	RSU	8/31/2020							87,951	—	—	3,000,009
Mr. Hees	Annual Incentive	—	—	—	—
	RSU	2/21/2020							3,356	—	—	160,887
	RSU	6/30/2020							65,531			1,500,005
	RSU	6/30/2020							43,687	—	—	999,995
	PSU	6/30/2020					37,500					858,375
Mr. Rankin	Annual Incentive	—	125,194	500,777	1,001,554
	RSU	3/9/2020							24,893	—	—	524,993
	PSU	3/9/2020				12,447	24,893	49,786		—	—	524,993
Ms. Martins	Annual Incentive	—	47,909	191,637	383,275
	RSU	1/2/2020							1,800	—	—	59,994
	RSU	2/3/2020							1,800	—	—	59,094
	RSU	3/2/2020							1,800	—	—	58,104
	RSU	3/9/2020							10,787	—	—	227,498
	PSU	3/9/2020				2,312	4,623	9,246				97,499
	RSU	4/1/2020							1,800	—	—	23,130
	RSU	5/1/2020							1,800	—	—	25,020
	RSU	6/1/2020							1,800	—	—	44,064
Mr. North	Annual Incentive	—	—	—	—
	RSU	3/9/2020							37,933	—	—	800,007
	PSU	3/9/2020				18,967	37,933	75,866		—	—	800,007
Mr. Tucker	Annual Incentive	—	—	—	—
	RSU	3/9/2020							16,596	—	—	350,010
	PSU	3/9/2020				3,556	7,112	14,224		—	—	149,992

(a)	Reflects pay opportunity under the 2020 AIP, which is discussed in the CD&A. No amounts were earned under this program in 2020 as further discussed in the CD&A. For Mr. Choi, 2020 AIP opportunity is prorated to reflect time in position in 2020. For Messrs. North and Tucker, due to the timing of their terminations from the Company, they were not eligible to participate in the 2020 AIP. Mr. Hees did not participate in the 2020 AIP as further discussed in the CD&A.

(b)	Represents awards of PSUs which are scheduled to vest on March 9, 2023, subject to continued service and based on three-year cumulative Adjusted EBITDA goals, as more fully described in the CD&A under “2020 Long-Term Incentive Awards.” Upon separation from the Company, Mr. North and Mr. Tucker forfeited these awards in their entirety.

(c)	Represents awards for RSUs which are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, generally subject to continued service. Upon separation from the Company, Mr. Tucker forfeited this award in its entirety, and Mr. North forfeited one-third of this award. For Mr. Hees, RSU award of 3,356 units was granted in connection with Board service from February through June 2020 and 1,831 units were cancelled in connection with Mr. Hees’ appointment to Executive Chairman.

(d)	Assumptions used in the calculation of the grant date fair value of the awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2020, included in our 2020 Form 10-K. The grant date fair value of the stock underlying the PSUs assuming attainment of the highest level of performance conditions were: for Mr. Ferraro, $2,000,007; Mr. Hees, $858,375; Mr. Rankin, $1,049,987; Ms. Martins, $194,998; Mr. North, $1,600,014; and Mr. Tucker, $299,984. As noted above, Mr. North and Mr. Tucker forfeited these awards in their entirety.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards(a)
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
				Equity					Number of	Payout
				Incentive Plan			Number	Market	Unearned	Value of
				Awards:			of	Value of	Shares,	Unearned
				Number of			Shares	Shares or	Units or	Shares,
		Number of	Number of	Securities			or Units	Units of	Other	Units or
		Securities	Securities	Underlying			of Stock	Stock	Rights	Other
		Underlying	Underlying	Unexercisable	Options		That Have	That Have	That	Rights
		Unexercised	Unexercised	Unearned	Exercise	Options	Not	Not	Have Not	That Have
	Grant	Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date	(#) Exercisable	(#) Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Mr. Ferraro	6/1/2020						3,751 (b)	139,912
	5/1/2020						3,751 (c)	139,912
	4/1/2020						3,751 (d)	139,912
	3/9/2020						47,416 (e)	1,768,617	47,416(p)	1,768,617
	3/2/2020						3,751 (f)	139,912
	2/3/2020						3,751 (g)	139,912
	1/2/2020						3,751 (h)	139,912
	8/7/2019						48,062 (i)	1,792,713
	3/15/2019						14,360 (j)	535,628	21,539(q)	803,405
	3/15/2018						4,105 (k)	153,117	12,315(r)	459,350
Mr. Choi	8/31/2020						87,951 (l)	3,280,572
Mr. Hees	6/30/2020						109,218 (m)	4,073,831	37,500(s)	1,398,750
	2/21/2020						1,525 (n)	56,883
Mr. Rankin	3/9/2020						24,893 (e)	928,509	24,893(p)	928,509
	8/7/2019						32,042 (i)	1,195,167	24,031(t)	896,356
Ms. Martins	6/1/2020						900 (b)	33,570
	5/1/2020						900 (c)	33,570
	4/1/2020						900 (d)	33,570
	3/9/2020						10,787 (e)	402,355	4,623(p)	172,438
	3/2/2020						900 (f)	33,570
	2/3/2020						900 (g)	33,570
	1/2/2020						900 (h)	33,570
	3/15/2019						4,356 (j)	162,479	2,800(q)	104,440
	3/15/2018						1,317 (k)	49,124	1,693(r)	63,149
Mr. North	3/9/2020						25,288 (e)	943,242
	8/7/2019						32,041 (i)	1,195,129
	4/17/2019						42,349 (o)	1,579,618	21,174(u)	789,790

(a)	Stock awards include RSUs and PSUs. Values are based on the closing price of our Common Stock on December 31, 2020 of $37.30. Notes (b)-(u) are set forth below.

	Award	Scheduled Vesting
(b)	RSUs	December 1, 2021.
(c)	RSUs	November 1, 2021.
(d)	RSUs	October 1, 2021.
(e)	RSUs	Three equal installments on March 9, 2021, 2022 and 2023. For Mr. North, the units, which represent RSUs scheduled to vest on March 9, 2021 and 2022, were accelerated in January 2021.
(f)	RSUs	September 2, 2021.
(g)	RSUs	August 3, 2021.
(h)	RSUs	July 2, 2021.
(i)	RSUs	August 7, 2021. For Mr. Rankin, 16,021 units will vest on August 7, 2021 and 16,021 units will vest in two equal installments on August 7, 2021 and 2022. For Mr. North, the units were accelerated in January 2021 in connection with his separation from the Company.
(j)	RSUs	Two equal installments on March 15, 2021 and 2022.
(k)	RSUs	March 15, 2021

	Award	Scheduled Vesting
(l)	RSUs	Three equal installments on August 31, 2021, 2022 and 2023.
(m)	RSUs	65,531 units will vest on June 30, 2021 and 43,687 units will vest in three equal installments on June 30, 2021, 2022 and 2023.
(n)	RSUs	February 21, 2021.
(o)	RSUs	Units accelerated in January 2021 in connection with Mr. North’s separation from the Company.
(p)	PSUs	March 9, 2023 based on three-year cumulative Adjusted EBITDA performance.
(q)	PSUs	March 15, 2022 based on three-year cumulative Adjusted EBITDA performance.
(r)	PSUs	March 15, 2021 based on three-year cumulative Adjusted EBITDA performance. These awards were forfeited as performance goals were not met.
(s)	PSUs	July 1, 2023 based upon stock price performance.
(t)	PSUs	August 7, 2022 based on three-year cumulative Adjusted EBITDA performance.
(u)	PSUs	April 17, 2022 based on three-year cumulative Adjusted EBITDA performance.

2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(a)	($)
Mr. Ferraro	—	—	39,597	1,090,675
Mr. Rankin	—	—	8,010	225,722
Ms. Martins	—	—	13,847	391,105
Mr. North	—	—	21,174	297,071
Mr. Tucker	—	—	13,364	350,171

(a)	Represents partial vesting of RSU awards granted in 2017, 2018 and 2019. For Mr. Ferraro and Ms. Martins includes partial vesting of RSU awards granted in 2020. For Mr. Tucker and Ms. Martins, includes vesting of 4,228 and 2,748 PSUs, respectively, with a value realized of $136,903 and $88,980, respectively.

Pension Benefits Table

Payments
		Number of Years of	Present Value	During Last
		Credited Service	of Accumulated	Fiscal Year
Name	Plan Name (a)	(#)(a)	Benefit ($)(a)	($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan	21 years, 1 month	502,153	—

(a)	Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 18 to our audited financial statements for the fiscal year ended December 31, 2020, included in our 2020 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31,1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

Non-qualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)
Mr. Ferraro	252,663	81,931	207,346	0	764,099
Mr. Choi	0	0	0	0	0
Mr. Hees	0	0	0	0	0
Ms. Martins	12,950	12,950	12,441	(27,614)	38,203
Mr. North	0	0	9,416	0	60,743
Mr. Tucker	20,568	20,568	19,541	(50,558)	60,677

(a)	Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable. In response to effects to the Company’s business during COVID-19, matching contributions were suspended from April 2020 to November 2020.

(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)	Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2020. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO has a written agreement with the Company or is eligible to participate under the Executive Severance Plan, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.”

CEO and President, International

Our CEO and President, International are each party to a severance agreement with the Company. Each agreement generally provides that if the executive’s employment is terminated by us other than for “Cause” (as described below), disability or death, he will receive lump-sum severance equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include, if applicable, car usage and financial planning for a period of up to 24 months.

In addition, in connection with any such termination, each agreement also generally provides for accelerated vesting on termination of the stock-based awards that would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination.

Severance is contingent upon the executive’s execution and non-revocation of a separation agreement containing a release of claims against the Company and non-competition covenants.

Our President, International is also party to an employment agreement under English law, which provides customary terms and conditions for employment in the United Kingdom, including non-competition and confidentiality provisions.

Other NEOs

Our Executive Chairman, CFO and Executive Vice President, Americas may be eligible to participate in the Executive Severance Pay Plan adopted by the Board in December 2020 (the “Executive Severance Plan”). The Executive Severance Plan provides that if any of these executives is involuntarily terminated other than for cause and delivers an agreement and general release as set forth in the plan, such executive shall be entitled to:

•	two years of base pay;

•	payment under the short term incentive plan in place in the year of termination, pro rata for the amount of time employed in that year, based on the extent to which performance goals are achieved, with any individual component computed as though the applicable target was reached;

•	accelerated vesting of unvested RSUs scheduled to vest within one year of employment termination, and vesting of unvested PSUs scheduled to vest within one year of employment termination based on the extent to which the performance goals are achieved; and

•	a lump sum payment equal to the Company’s portion of certain health care premiums for one year of coverage, and perquisites to include, if applicable, car usage and financial planning for a period of up to 12 months.

In addition, our CFO received an offer letter in connection with his commencement of employment in August 2020, which set out his compensation described in the CD&A under “Pay Decisions Related to 2020 Management Changes.”

Former CFO and Former GC

Our Former CFO and Former GC separated from the Company in August 2020 and March 2020, respectively. Each separation was considered to be a “termination by the Company other than for cause” under the terms of the existing severance agreement between the Company and each executive. Described below are the terms of the existing severance agreement between the Company and each executive prior to termination together with the actual severance payments made, which were calculated solely in accordance with each applicable severance agreement. No discretionary severance payments were made.

Officer	Terms of Severance Agreement	Actual Severance Payments
Former CFO	In a without cause termination:	• Cash severance of $2.5 million

•  200% of the sum of base salary plus target incentive bonus

•  Accelerated vesting of stock awards that would have vested under the terms of the awards by the two-year anniversary of termination; PSUs remain outstanding and are vested/forfeited based on performance goal achievement

•  Vesting of 99,678 RSUs

•  21,174 PSUs remain outstanding and will vest/be forfeited based on achievement of performance goals, which are not expected to be met

•  37,933 PSUs and 12,645 RSUs were forfeited

Former GC	In a without cause termination:	• Cash severance of $1.8 million

	• 200% of the sum of base salary plus target incentive bonus	• 9,097 RSUs and 7,387 PSUs were forfeited

The Company entered into separation agreements with each of the Former CFO and Former GC that, consistent with each severance agreement in effect prior to termination, document the terms described above, provide for the continuation of perquisites (including car usage and financial planning for a period of 24 months), provide that all severance payments are subject to a release condition, and, for our Former CFO, include the continuation of restricted covenants for 24 months post-separation (including non-competition and non-solicitation obligations). In addition, our Former CFO agreed to provide advisory services to ensure a smooth transition through the end of 2020 for cash compensation of $30,000.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Definition of Cause

For all NEOs, “cause” is defined to generally include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

Discussion of Change-in-Control Provisions

Equity Awards

The Company’s Amended and Restated Equity and Incentive Plan (the “Equity Plan”) generally provides that equity awards accelerate following a Change in Control (as defined in the Equity Plan) of the Company only if a participant is also terminated without cause or experiences a Constructive Discharge (as defined in the Equity Plan) within two years following a Change in Control. Under the Equity Plan:

“Change in Control” is generally defined as (a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board unless approved or recommended by a vote of at least a majority of the directors then still in office; (c) there is a merger or consolidation of the Company (other than when 50% or more of the voting power remains the same or a recapitalization where no person owns more than 50% of the voting power); or (d) shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company, of all or substantially all of the Company’s assets; and

“Constructive Discharge” is generally defined as set forth in a grantee’s employment agreement, or if no agreement or definition exists it is defined as: (a) a material reduction in base compensation, (b) a material adverse change in the nature or status of duties or responsibilities, or (c) a relocation of more than 30 miles from the principal place of employment.

Severance

Potential severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

Termination, Severance and Change of Control Arrangements

The table and narrative below describes the potential severance payments for each NEO, as of December 31, 2020.

		Accelerated	Continuation
	Lump-Sum	Vesting of	of Benefits
	Severance	Stock-based	and
	Payment	Awards	Perquisites	Total
Name and Triggering Event(a)	($)(b)	($)(c)	($)(d)	($)
Mr. Ferraro
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	8,120,919	—	8,120,919
Termination by Company without Cause or due to Constructive Discharge	4,000,000	4,499,983	97,539	8,597,522
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	4,000,000	8,120,919	97,539	12,218,458
Change of Control Transaction without Termination	—	—	—	—
Mr. Choi
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	3,280,572	—	3,280,572
Termination by Company without Cause or due to Constructive Discharge	1,125,000	1,093,524	25,546	2,244,070
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	1,125,000	3,280,572	25,546	4,431,118
Change of Control Transaction without Termination	—	—	—	—
Mr. Hees
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	5,529,464	—	5,529,464
Termination by Company without Cause or due to Constructive Discharge	1,125,000	3,044,352	—	4,169,352
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	1,125,000	5,529,464	—	6,654,464
Change of Control Transaction without Termination	—	—	—	—

Mr. Rankin
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	3,948,540	—	3,948,540
Termination by Company without Cause or due to Constructive Discharge	2,151,872	1,814,160	37,298	4,003,330
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,151,872	3,948,540	37,298	6,137,710
Change of Control Transaction without Termination	—	—	—	—
Ms. Martins
Resignation or Termination by Company for Cause	—	—	—
Termination due to Death or Disability	—	4,263,726	—	4,263,726
Termination by Company without Cause or due to Constructive Discharge	1,056,250	549,210	42,148	1,647,608
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	1,056,250	4,263,726	42,148	5,362,124
Change of Control Transaction without Termination	—	—	—

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the sections captioned “Employment Agreements and Other Arrangements — Definition of Cause” and “Discussion of Change-in-Control Provisions.”

(b)	For Messrs. Ferraro and Rankin, lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2020 and multiplied by 200%. Severance due to death and disability is calculated based on actual annual incentives for Messrs. Ferraro and Rankin of which no payments were made under the AIP in 2020. For Messrs. Hees and Choi and Ms. Martins, lump-sum severance payments were calculated based on each executive’s base salary and 25% of their target annual incentive as of December 31, 2020 and multiplied by 100%.

(c)	The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2020 and based on the closing price of our Common Stock of $37.30. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)	For Mr. Ferraro, reflects 24 months of continued health and dental, car benefits and financial planning. For Messrs. Hees and Choi, and Ms. Martins, reflects 12 months of continued health and dental, car benefits and financial planning. For Mr. Rankin, includes 24 months of continued car benefits and financial planning.

Director Compensation

Our non-employee directors are eligible to receive an annual director retainer of $225,000. To reflect their additional responsibilities, the chairs and members of the Audit, Compensation and Corporate Governance Committees are also eligible to receive additional annual retainers. The current rates of these retainers are set forth below.

Annual Retainers ($)
Audit Committee Chair	25,000
Audit Committee Member	12,500
Compensation Committee Chair	25,000
Compensation Committee Member	12,500
Corporate Governance Committee Chair	18,000
Corporate Governance Committee Member	9,000

For 2020, the Company also provided additional retainers for:

•	An Independent Board Chair from January through June at an annual rate of $125,000;

•	An ad hoc Strategy Committee and an Executive Committee at the same annual rates as the Corporate Governance Committee; and

•	An Executive Search Committee for which aggregate compensation in the amount of $15,000 (Chair) and $10,000 (member) was paid in third quarter 2020.

The ad hoc Strategy Committee disbanded in May 2020, and the Executive Search Committee and the Executive Committee disbanded in June 2020.

Annual retainers described above (collectively, “Director Fees”) are normally paid (i) 50% in cash on a quarterly basis and (ii) 50% in the form of an annual RSU award with vesting scheduled on the one-year anniversary of the grant date, subject to an annual cap of 30,000 units. In 2020, directors were initially paid consistent with the foregoing description; however, for the period of June through December 2020, directors were paid 100% in quarterly RSU awards, each scheduled to vest on the one-year anniversary of the applicable grant date.

Under the Company’s deferred compensation plan applicable to non-employee directors (the “NED Plan”), directors may elect to defer all or a portion of their Director Fees. Directors who elect to defer cash fees may choose from various investment choices similar to those available to the NEOs under our executive deferred compensation plan or may elect to receive an increased RSU award in lieu of some or all of such cash fees. Under the NED Plan, settlement of RSUs is automatically deferred. Such units convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. Directors can also elect settlement to occur on the scheduled vesting date.

Directors do not receive any meeting fees or any benefits such as life or medical insurance. Any member of the Board who is also an officer or employee of our Company does not receive compensation for serving as a director, other than reimbursement of travel-related expenses for meetings held outside the Company’s headquarters. Directors are eligible for limited matching of charitable contributions through the Avis Budget Group Charitable Foundation. Directors are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.

Stock Ownership Guidelines

Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company’s Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. Under these guidelines, stock ownership is defined to include stock owned by the director directly or indirectly, any vested award deferred under the NED Plan, and the “in-the-money” portion of vested stock options, if any. As of March 15, 2021, all current directors subject to these guidelines had exceeded such minimum

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ownership threshold. Messrs. Choi, Pahwa and Sarma each elected not to receive compensation for Board service. In addition, SRS’s policies do not allow Mr. Pahwa to directly own any shares of the Company’s Common Stock, and he is therefore not subject to the Company’s stock ownership guidelines.

2020 Director Compensation Table

			Change in Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or		Compensation	All Other
	Paid In Cash	Stock Awards	Earnings	Compensation	Total
Name of Director	($)(a)	($)(b)	($)	($)(c)	($)
Current Directors
Hess, Bernardo (d)	72,799	160,887	—	5,000	238,686
Pahwa, Jagdeep (e)	—	—	—	—	—
Krominga, Lynn	65,413	215,182	—	5,000	285,595
Lurie, Glenn	61,888	196,191	—	5,000	263,079
Sarma, Karthik (e)	—	—	—	—	—
Sparks, Carl	63,461	192,818	—	5,000	261,279
Former Directors
Coleman, Leonard S.(f)	50,186	134,184	—	5,000	189,370
Choi, Brian J. (g)	—	—	—	—	—
Choksi, Mary C. (f)	42,464	119,371	—	5,000	166,835
Fox, Jeffrey H. (f)	41,818	118,747	—	5,000	165,565
Salerno, F. Robert (f)(h)	45,660	132,266	—	5,000	182,926
Shammo, Francis J. (f)	40,910	113,810	—	5,000	159,720
Viswanathan, Sanoke (f)	39,617	112,515	—	5,000	157,132

(a)	Represents no more than 50% of non-employee director compensation as discussed above.
(b)	Stock awards represent a minimum of 50% of non-employee director compensation in the form of RSU awards. Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of stock units are determined by dividing such value by the Company’s closing stock price on the date of grant. See footnotes (d) and (f) for amounts that were forfeited as a result of partial award cancellations due to retirements or change in status.
Outstanding awards for the Company’s current non-employee directors at fiscal year-end were as follows: for Ms. Krominga, 59,487 RSUs; for Mr. Lurie, 10,600 RSUs; and for Mr. Sparks, 10,678 RSUs.
(c)	Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation.
(d)	$87,778 of the stock award amount was forfeited when Mr. Hees became Executive Chairman in July 2020 and the award was partially canceled.
(e)	Mr. Pahwa and Mr. Sarma have waived compensation for Board service.
(f)	The following stock award amounts were forfeited as a result of partial award cancelations due to retirements, effective May 7, 2020: for Ms. Choksi; $77,375; for Mr. Coleman, $86,963; for Mr. Fox, $76,944; for Mr. Salerno, $85,717; for Mr. Shammo, $73,732; and for Mr. Viswanathan, $72,917.
(g)	Compensation for Board service was waived. Mr. Choi resigned from the Board and assumed the role of Chief Financial Officer, effective August 24, 2020.
(h)	In addition to the compensation reflected above, Mr. Salerno was also paid the following amounts in 2020, which were previously earned and accrued during his prior employment with the Company:

Avis Rent A Car System, LLC Pension Plan	$40,597
Avis Rent A Car System, LLC Retirement Equalization Benefit Plan	$59,075

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Glenn Lurie was appointed to the Compensation Committee in May 2020 and Karthik Sarma and Lynn Krominga were appointed to the Compensation Committee in August 2020. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2020 or before.

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Report of Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.

In performing its oversight function, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB and the SEC.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.

Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2021.

THE AUDIT COMMITTEE

Carl Sparks, Chair
Lynn Krominga,
Glenn Lurie

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Proposal No. 2

Ratification of Appointment of Auditors

The Audit Committee’s Charter provides that the Audit Committee is responsible for:

•	appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

•	evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte has served as our independent registered public accounting firm since 1997. Prior to appointing Deloitte for 2021, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.

The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Audit Committee Chair and the candidate for this role, as well as discussion by the full Audit Committee and with senior management.

A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2020 and 2019 were as follows:

	Fee
	(in thousands)
Type of Fees	2020	2019
Audit Fees	$7,301	$7,822
Audit-Related Fees	$378	$173
Tax Fees	$2,231	$3,033
All Other Fees	$—	$—

Audit Fees. The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.

Audit-Related Fees. The aggregate audit-related fees for 2020 and 2019 primarily relate to services in connection with potential transactions or investments and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2020 and 2019 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2020, approximately $1.0 million of such fees related to tax compliance and approximately $1.2 million related to tax advice and tax planning. For the fiscal year ended December 31, 2019, approximately $1.6 million of such fees related to tax compliance and approximately $1.4 million related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal year ended December 31, 2020 or December 31, 2019.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing

47

auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

All services performed by the independent registered public accounting firm in 2020 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. Prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.

Although not required by the Company’s By-laws or otherwise, the Board of Directors is submitting for shareholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2021.

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Proposal No. 3

Advisory Approval Of Executive Compensation

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement.

This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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Shareholder Proposals for 2022 Annual Meeting

Proposals received from shareholders are given careful consideration by the Company. Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2022 annual meeting of shareholders if they are received by the Company on or before November 30, 2021. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2022 annual meeting of shareholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the By-laws). In order for a proposal (other than nominations of directors) to be timely under the By-laws, it must be received not less than sixty days (i.e., March 27, 2022) nor more than ninety days (i.e., February 25, 2022) before the anniversary date of the immediately preceding annual meeting of shareholders. In order for a director nomination to be timely under the By-laws, it must be received not less than ninety days (i.e., February 25, 2022) before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting of shareholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of shareholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of shareholders was mailed or public disclosure of the date of the annual meeting of shareholders was made, whichever occurs first.

Additional Information

Additional Copies. If you share an address with other shareholders of the Company, you may receive a single copy of the proxy materials (including a copy of the Proxy Statement and the 2020 Annual Report), unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. We will promptly deliver a separate copy of the proxy materials upon request. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of Common Stock. The Company has hired Innisfree M&A Incorporated to aid in the solicitation of proxies. We estimate that the fee for Innisfree M&A Incorporated will be up to $15,000 plus the reimbursement of reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

By Order of the Board of Directors

JEAN M. SERA
Corporate Secretary
Dated: March 30, 2021

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avis budget group VOTE

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DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/CAR** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CAR

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends a vote "FOR" Items 1-3. This proxy will be voted as directed, or, if no direction is indicated, will be voted "FOR" Items 1-3.

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	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Bernardo Hees	☐	☐	☐	02 - Lynn Krominga	☐	☐	☐	03 - Glenn Lurie	☐	☐	☐
04 - Jagdeep Pahwa	☐	☐	☐	05 - Karthik Sarma	☐	☐	☐	06 - Carl Sparks	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for fiscal year 2021.	☐	☐	☐	3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐

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The 2021 Annual Meeting of Stockholders of Avis Budget Group will be held on May 26, 2021 at 9:00 a.m. (Eastern Time), virtually via the internet at www.meetingcenter.io/250990059.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — CAR2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: www.envisionreports.com/CAR

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CAR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Avis Budget Group

Annual Meeting of Stockholders – May 26, 2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Joseph A. Ferraro, Brian J. Choi and Jean M. Sera, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 26, 2021 or at any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.